SUB-ITEM 77I
Terms of New or Amended Securities

Convertible Income Growth

New Class C
Inception Date 7/26/99
12b-1 1.00%
CDSC 1 year, 1%

New Class Y
Inception Date 12/30/98
12b-1 none
CDSC none